Exhibit 99.1

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES EARLY RESULTS AND UPSIZING OF CASH

TENDER OFFERS AND CONSENT SOLICITATIONS FOR SENIOR NOTES

SPRING, Texas – September 18, 2018...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced the early results and increase in the size of its previously announced offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) up to a maximum aggregate purchase price (subject to the respective sub-caps and Acceptance Priority Levels as set forth in the table below), excluding accrued interest, equal to $900 million of the Company’s 4.10% senior notes due 2022 (the “2022 Notes”), 4.05% senior notes due 2020 (the “2020 Notes”), 4.95% senior notes due 2025 (the “2025 Notes”), 7.50% senior notes due 2026 (the “2026 Notes”) and 7.75% senior notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the 2020 Notes, the 2025 Notes and the 2026 Notes, the “Notes”) and related Consent Solicitations (as defined below), upon the terms and conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement dated September 4, 2018 (the “Offer to Purchase”). The maximum aggregate purchase price of the Tender Offers, excluding accrued interest, has been increased to $901,728,320, the amount sufficient to allow the purchase of $900 million aggregate principal amount of Notes of the series described below.

According to information received from Global Bondholder Services Corporation (“GBSC”), the Tender Agent and Information Agent for the Tender Offers and Consent Solicitations, as of 5:00 p.m., New York City time, on September 17, 2018 (that date and time, the “Early Tender Time”), the Company had received valid tenders from holders of the Notes as outlined in the table below.

Series of Notes	CUSIP / ISIN Number	Aggregate Principal Amount Outstanding ($)	Sub-Cap ($)	Acceptance Priority Level	Principal Amount Tendered ($)	Total Consideration per $1,000 Principal Amount of Notes ($)(1)(2)	Final Proration Factor
4.10% Senior Notes due 2022	845467AF6; 845467AH2/ U84517AB4	$1,000,000,000	N/A	1	$787,210,000	$1,000.00	100.0%
4.05% Senior Notes due 2020(3)	845467AK5	$91,557,000	N/A	2	$40,028,000	$1,025.00	100.0%
4.95% Senior Notes due 2025(3)	845467AL3	$1,000,000,000	N/A	3	$218,600,000	$1,010.00	33.4	%(4)
7.50% Senior Notes due 2026	845467AM1	$650,000,000	$50,000,000	4	$76,373,000	$1,052.50	0%
7.75% Senior Notes due 2027	845467AN9	$500,000,000	$50,000,000	5	$95,268,000	$1,060.00	0%

(1)	Does not include accrued interest, which will also be payable as provided herein.
(2)	Includes the Early Tender Premium (as defined below).
(3)

In February and June 2016, Moody’s and S&P downgraded certain senior notes of the Company, increasing the interest rates by 175 basis points effective July 2016. As a result of these downgrades, the interest rate increased to 5.80% for the 2020 Notes and to 6.70% for the

2025 Notes. In April and May 2018, S&P and Moody’s upgraded certain senior notes, decreasing the interest rates by 50 basis points effective July 2018. The first coupon payment to the bondholders at the lower interest rate will be paid in January 2019. As a result of these upgrades, the interest rate decreased to 5.30% for the 2020 Notes and to 6.20% for the 2025 Notes. The first coupon payment to the bondholders at the lower interest rate will be paid in January 2019.
(4)	Rounded to the nearest tenth of a percentage point for presentation purposes.

Because the purchase of all Notes validly tendered in the Tender Offers would cause the Company to purchase an aggregate principal amount of Notes that would result in an aggregate purchase price, excluding accrued interest, in excess of $901,728,320, subject to the satisfaction or waiver of all conditions to the Tender Offers described in the Offer to Purchase, the Company intends to accept for purchase (a) all tendered 2022 Notes and 2020 Notes (b) only $72,762,000 principal amount of 2025 Notes, and (c) none of the 2026 Notes and 2027 Notes. If accepted, the Company intends to pay holders of 2025 Notes tendered on or prior to the Early Tender Time on a pro rata basis according to the proration procedures described in the Offer to Purchase.

Notes that have been validly tendered on or prior to the Early Tender Time cannot be withdrawn, except as may be required by applicable law. Because the Tender Offers were oversubscribed at the Early Tender Time, holders of Notes who tender after the Early Tender Time will not have any of their Notes accepted for purchase. Any tendered Notes that are not accepted for purchase will be returned or credited without expense to the holder’s account.

Holders of Notes that were validly tendered prior to the Early Tender Time and that are accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Total Consideration for each series of Notes as set forth in the table above, which includes the early tender premium of $50.00 per $1,000 principal amount of Notes (the “Early Tender Premium”), together with accrued and unpaid interest on such Notes from the last interest payment date with respect to such Notes to, but not including, the settlement date.

As part of the Tender Offers, the Company also solicited consents (the “Consent Solicitations”) from the holders of Notes to certain proposed amendments described in the Offer to Purchase to remove certain restrictive covenants and events of default contained in the indentures governing the Notes (the “Proposed Amendments”). As of the Early Tender Time, holders of $787,210,000 aggregate principal amount of the 2022 Notes, representing approximately 78.72% of the outstanding 2022 Notes had validly tendered their 2022 Notes and were deemed to have delivered their consents to the Proposed Amendments with respect to such series by virtue of such tender. As a result, the number of consents required to approve the Proposed Amendments with respect to the 2022 Notes have been received, and such Proposed Amendments are expected to become effective on or promptly following the date hereof upon the execution of a supplemental indenture to the indenture governing the 2022 Notes. The Proposed Amendments with respect to the 2022 Notes will not become operative until the Company consummates the Tender Offer with respect to the 2022 Notes in accordance with its terms and in a manner resulting in the purchase of all 2022 Notes validly tendered prior to the Early Tender Time. The consents required to approve the Proposed Amendments with respect to the 2020 Notes, the 2025 Notes, the 2026 Notes and the 2027 Notes were not obtained by the Company and therefore the indentures governing such Notes will not be amended and will remain in effect in their present form.

The Tender Offers are not conditioned upon the tender of any minimum principal amount of Notes of any series nor on the delivery of a number of consents required to amend the indenture with respect to each series of Notes. However, the Tender Offers and Consent Solicitations are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to

Purchase, including the Company’s consummation of the sale under the Membership Interest Purchase Agreement dated as of August 30, 2018, by and between the Company and Flywheel Energy Operating, LLC, the Company’s subsidiary that owns and operates its Fayetteville Shale exploration and production and related midstream gathering assets (the “Fayetteville Sale”).

The Company intends to fund the Tender Offers, including accrued and unpaid interest and fees and expenses payable in connection with the Tender Offers, with proceeds from the Fayetteville Sale.

The Tender Offers will each expire at 11:59 p.m., New York City time, on October 1, 2018, unless extended or terminated by the Company (the “Expiration Date”).

Citigroup Global Markets Inc. is the Lead Dealer Manager and Lead Solicitation Agent in the Tender Offers and Consent Solicitations and MUFG Securities Americas Inc., RBC Capital Markets, LLC, SG Americas Securities, LLC and Wells Fargo Securities, LLC are Co-Dealer Managers and Co-Solicitation Agents in the Tender Offers and Consent Solicitations. GBSC has been retained to serve as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitations. Persons with questions regarding the Tender Offers and Consent Solicitations should contact Citigroup Global Markets Inc. at (toll free) (800) 558-3745 or (collect) (212) 723-6106. Requests for the Offer to Purchase should be directed to Global Bondholder Services Corporation at (toll free) (866) 807-2200 or by email to contact@gbsc-usa.com.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers and Consent Solicitations are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Southwestern Energy Company

Southwestern Energy Company (NYSE: SWN) is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas, natural gas liquids and oil exploration, development, production, gathering and marketing. Additional information about the Company is available at www.swn.com.

Contact:

Randall Barron

Vice President & Treasurer

(832) 796-4851

randall_barron@swn.com

Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,”

“should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production, or the consummation of the Fayetteville Sale; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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